UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2008
Vectren Corporation
(Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-15467	Vectren Corporation (An Indiana Corporation) One Vectren Square Evansville, Indiana 47708 (812) 491-4000	35-2086905
Former name or address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; and
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 11, 2008, Vectren Capital, Corp. (“Vectren Capital”), a wholly owned subsidiary of Vectren Corporation (the “Company”), as borrower, and the Company, as guarantor, entered into a Credit Agreement among the lenders named therein, JPMorgan Chase Bank, N.A., and Union Bank of California, N.A., as co-syndication agents, and Bank of America, N.A., as letter of credit issuer and administrative agent. The Credit Agreement provides for revolving loan advances and issuance of letters of credit in amounts not to exceed an aggregate of $120 million outstanding at any one time, subject to increases to up to $200 million under certain conditions. The facility is to be used for general corporate purposes and will expire on September 10, 2009.  As guarantor, the Company guarantees the obligations of Vectren Capital under the Credit Agreement and also agrees to reimburse the lenders, administrative agent and letter of credit issuer certain costs if incurred in enforcing the guaranty provisions of the Credit Agreement.

Under the Credit Agreement, Vectren Capital, as borrower, will select whether loan advances will bear interest at a floating rate or Eurodollar rate calculated pursuant to the terms of the Credit Agreement, or a combination of the floating and Eurodollar rates. Interest on floating-rate advances is due on the last business day of each month and interest on Eurodollar-rate advances is due on the last day of the applicable one-, two- three- or six-month interest period. Vectren Capital may prepay, from time to time, without penalty or premium, all outstanding advances, subject to minimum aggregate amounts and other conditions.

Vectren Capital will pay a facility fee ranging from 0.08% to 0.30% and a letter of credit fee ranging from 0.545% to 1.700% based on the Company’s then-current Moody’s and S&P ratings.

The Company covenants that it will not permit its ratio of consolidated indebtedness to consolidated indebtedness plus consolidated net worth at the end of each fiscal quarter to be greater than .65 to 1.0.  The Credit Agreement also contains covenants regarding financial reporting and conduct of Vectren Capital’s and the Company’s business and other covenants restricting, among other things, the Company and/or Vectren Capital with respect to indebtedness, mergers, asset dispositions and liens.

Events of default under the Credit Agreement include, subject to any applicable cure period, failures to pay scheduled principal, letter of credit reimbursements and fees; certain bankruptcy-related events; and certain change-in-control events. A “change in control” includes certain acquisitions of beneficial ownership of more than 30% of the Company’s outstanding shares of voting stock, certain changes in the members constituting the Company’s Board of Directors, and the Company’s failure to hold 100% of the issued and outstanding capital stock of Vectren Capital.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

Item 9.01.    Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1
Credit Agreement, dated September 11, 2008, among Vectren Capital Corp., as borrower, Vectren Corporation, as guarantor, the lenders named therein, JPMorgan Chase Bank, N.A., and Union Bank of California, N.A., as co-syndication agents, and Bank of America, N.A., as letter of credit issuer and administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 15, 2008	VECTREN CORPORATION

	By:	/s/ M. Susan Hardwick
M. Susan Hardwick, Vice President and Controller

INDEX TO EXHIBITS

Exhibit Number	Description

10.1
Credit Agreement, dated September 11, 2008, among Vectren Capital Corp., as borrower, Vectren Corporation, as guarantor, the lenders named therein, JPMorgan Chase Bank, N.A., and Union Bank of California, N.A., as co-syndication agents, and Bank of America, N.A., as letter of credit issuer and administrative agent.